Alliance HealthCare Services	News Release
Page 1 of 13	August 3, 2017

Exhibit 99.1

NEWS RELEASE
CONTACT
Rhonda Longmore-Grund
Executive Vice President Chief Financial Officer
949.242.5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017

IRVINE, CA — August 3, 2017 — Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company,” “Alliance,” “we” or “our”), a leading national provider of outsourced radiology, oncology and interventional services, announced today the results for the quarter and six months ended June 30, 2017.

Second Quarter and Year-to-Date 2017 Highlights

•

The Company reported revenue totaling $137.3 million for the second quarter, a $11.9 million or 9.5% increase over the second quarter of last year, and $267.2 million year-to-date, a $18.2 million or 7.3% increase over prior year.

•

The Company generated $38.2 million of Adjusted EBITDA (as defined below) for the quarter, a $3.8 million or 10.9% increase from the second quarter of last year, and $71.0 million year-to-date, a $6.2 million or 9.5% increase over prior year.

•	The Company continued to generate strong cash flow with $29.6 million in quarterly operating cash flow and $49.5 million of year-to-date operating cash flow.
•

Adjusted Net Income Per Share (as defined below) was $0.43 for the quarter, representing an increase of $0.06 per share, or 16.2%, from the second quarter of last year. Adjusted Net Income Per Share (as defined below) was $0.60 year-to-date, representing an increase of $0.18 per share, or 42.9%, from the first half of last year.

•	Alliance Radiology revenue increased by 1.8% to $89.1 million for the quarter and by 2.2% to $176.9 million year-to-date.
•	Alliance Oncology revenue increased 31.4% to $33.9 million for the quarter and by 23.3% to $64.0 million year-to-date.
•	Alliance Interventional revenue increased by 21.3% to 13.8 million for the quarter and by 10.5% to $25.5 million year-to-date.
•	The Company closed with a total leverage ratio, calculated pursuant to its Credit Agreement, of 3.95 to 1.00 as of June 30, 2017.

2017 Financial Results

“As outlined with our guidance for the year and consistent with our 2017 expectations, our team continued to deliver solid growth in both revenue and Adjusted EBITDA sequentially and year-over-year. When compared to the second quarter of 2016, Adjusted EBITDA increased by 10.9%, and Adjusted Net Income Per Share increased by 16.2% to $0.43. We continue to make progress in reducing our long-term debt, which is down $11.3 million compared to December 31, 2016,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “Although we continued to experience same-store volume challenges in our Radiology MRI segment and our Oncology SRS segment, the strengthening that began in the first quarter has continued into the second quarter, and same-store volumes in our Radiology PET/CT segment and our Oncology Linac segment have continued to show positive growth. Within each of our businesses, year-over-year and sequential revenue growth continues as our team focuses on enhancing our value proposition and improving our competitive position. We remain confident that we will deliver results for 2017 that are consistent with guidance provided to investors,” continued Mr. Tomlinson.

Alliance HealthCare Services	News Release
Page 2 of 13	August 3, 2017

Revenue for the second quarter of 2017 increased to $137.3 million, compared to $125.3 million in the second quarter of 2016. This increase was primarily due to increases in Radiology, Oncology and Interventional revenue of $1.6 million, $8.1 million and $2.4 million, respectively.

Revenue for the first half of 2017 increased to $267.2 million, compared to $249.0 million in the first half of 2016. This increase was primarily due to increases in Radiology, Oncology and Interventional revenue of $3.7 million, $12.1 million and $2.4 million, respectively.

Adjusted EBITDA for the second quarter of 2017 increased 10.9% to $38.2 million, compared to $34.4 million in the second quarter of 2016, and 9.5% for the first half of 2017 to $71.0 million from $64.8 million in first half of 2016. The increase was primarily due to increases in earnings from Radiology, Oncology and Interventional, partially offset by Corporate investments. Adjusted EBITDA growth in both Radiology and Oncology was driven by period-over-period same-store volume growth in PET/CT as well as the addition of new partnerships such as the Northern Alabama Cancer Care Network. Adjusted EBITDA growth in Interventional was primarily driven by increases in mix of the procedures performed in Alliance’s new Ambulatory Surgical Centers (“ASCs”), which were partially offset by additional expenses related to new ASC capacity as well as platform investments made to strengthen management and development capabilities. Corporate / Other Adjusted EBITDA decreased due to additional investments in international expansion as well as organization, systems and infrastructure to support expanded workforce, entities and partnerships.

GAAP net (loss) for the second quarter totaled $(0.3) million, compared to net income of $2.5 million in the second quarter of 2016. The $2.8 million decrease in income is largely due to $3.8 million of incremental Adjusted EBITDA generated by the Company’s segments, offset by a $1.0 million increase in shareholder transaction costs, a non-cash remeasurement gain of $3.0 million recognized in the second quarter of 2016 which did not re-occur in 2017, a $1.1 million impairment charge recorded in the second quarter of 2017 primarily related to historical IT investments, and a $0.8 million increase in acquisition-related amortization expense.

GAAP net (loss) for the first half of 2017 totaled $(0.9) million, compared to net income of $1.3 million in the first half of 2016. The $2.2 million decrease in income is largely due to $6.2 million of incremental Adjusted EBITDA generated by the Company’s segments, offset by a non-cash remeasurement gain of $3.6 million recognized in the first half of 2016 which did not re-occur in 2017, a $1.3 million increase in interest expense, a $1.1 million impairment charge recorded in the first half of 2017 primarily related to historical IT investments, a $2.7 million increase in acquisition- and capital investment-related depreciation and amortization, a $1.1 million increase in income tax expense, and a $1.6 million decrease in share-based compensation expense which primarily related to the March 29, 2016 majority ownership purchase of common stock by Tahoe Investment Group Co., Ltd. (“Tahoe”) from Alliance’s former shareholders.

GAAP net (loss) per share for the second quarter of 2017 was $(0.03) per share, compared to GAAP net income per diluted share of $0.23 in the second quarter of 2016. Adjusted Net Income Per Share was $0.43 and $0.37 for the second quarters of 2017 and 2016, respectively. GAAP net income per share on a diluted basis was impacted by net charges of $0.46 and $0.14 in the second quarters of 2017 and 2016, respectively, which were comprised of: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; deferred financing costs in connection with shareholder transaction; legal matters (income) expense, net; changes in fair value of contingent consideration related to acquisitions; other non-cash benefits, net; and differences in the GAAP income tax rate from the Company’s historical income tax rate of 42.5%.

GAAP net (loss) per share in the first half of 2017 was $(0.08) per share, compared to GAAP net income per diluted share of $0.12 in the first half of 2016. Adjusted Net Income Per Share was $0.60 and $0.42 for in the first half of 2017 and 2016, respectively. GAAP net income per share on a diluted basis was impacted by net charges of $0.68 and $0.30 in the first half of 2017 and 2016, respectively, which were comprised of: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; deferred financing costs in connection with shareholder transaction; legal matters (income) expense, net; changes in fair value of contingent consideration related to acquisitions; other non-cash benefits, net; and differences in the GAAP income tax rate from the Company’s historical income tax rate of 42.5%.

Cash flows provided by operating activities totaled $29.6 million for the second quarter 2017, compared to $35.2 million in the second quarter of 2016. Total capital expenditures, including cash paid for equipment purchases, deposits on equipment and capital leases, totaled $15.4 million for the second quarter 2017 compared to $27.2 million in the second quarter of 2016. Growth capital expenditures totaled $8.0 million and maintenance capital expenditures totaled $7.4 million in the second quarter of 2017.

Cash flows provided by operating activities totaled $49.5 million in the first half 2017, compared to $57.9 million in the first half of 2016. Total capital expenditures, including cash paid for equipment purchases, deposits on equipment and capital leases, totaled $22.7 million in first half of 2017 compared to $49.3 million in the first half of 2016. Growth capital expenditures totaled $11.9 million and maintenance capital expenditures totaled $10.8 million in the first half of 2017.

Alliance HealthCare Services	News Release
Page 3 of 13	August 3, 2017

Alliance’s gross debt, defined as total long-term debt (including current maturities but excluding the impact of deferred financing costs) decreased $11.3 million to $561.9 million at June 30, 2017 from $573.2 million at December 31, 2016. Cash and cash equivalents were $22.7 million at June 30, 2017 and $22.2 million at December 31, 2016.

Alliance’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.95x for the twelve months ended June 30, 2017, compared to 4.03x for the year ended December 31, 2016 and 4.15x for the twelve months ended June 30, 2016.

Full Year 2017 Guidance

Based on Alliance’s results thus far this year, the Company reaffirmed full year 2017 guidance ranges as follows:

(in millions)	Ranges
Revenue	$529 - $540
Adjusted EBITDA	$135 - $140
Capital expenditures	$54 - $70
Maintenance	$30 - $35
Growth	$24 - $35

Decrease in long-term debt, net of the change in

   cash and cash equivalents (before investments in

   acquisitions), before growth capital expenditures

   or “free cash flow before growth capital expenditures”

$50 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions), after growth capital expenditures or “free cash flow after growth capital expenditures”	$19 - $26

No Second Quarter 2017 Earnings Conference Call

Due to the Company’s announcement on April 11, 2017 of the signing of a definitive merger agreement to become an indirect wholly owned subsidiary of Tahoe and the scheduled shareholder vote set for August 15, 2017, Alliance will not have a conference call to discuss the quarterly results.

Definition of Non-GAAP Measures

Total Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States (“GAAP”).

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced medical services including radiology, oncology and interventional. We partner with healthcare providers and hospitals to provide a full continuum of services from mobile to fixed-site to comprehensive service line management and joint venture partnerships. We also operate freestanding clinics and ASCs that are not owned by hospitals or providers.

Alliance HealthCare Services	News Release
Page 4 of 13	August 3, 2017

As of June 30, 2017, Alliance operated 609 diagnostic radiology, radiation therapy, and interventional radiology systems, including 99 fixed-site radiology centers across the country, and 36 radiation therapy centers and stereotactic radiosurgery (“SRS”) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,100 hospitals and other healthcare partners in 46 states, where approximately 2,450 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its Interventional Division, both organically and through one or more acquisitions, the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, maximizing shareholder value, and the Company’s Full Year 2017 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the Company’s ability to comply with reporting obligations and other covenants under the Company’s debt instruments, the failure of which could cause the debt to become due; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition and overcapacity in the Company’s industry; changes in the methods of third party reimbursements for medical imaging, oncology and interventional services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for radiology, oncology, interventional and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit and equity markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, costs, delays and impediments to completing the acquisitions, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by the Company’s subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Alliance HealthCare Services	News Release
Page 5 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$137,261	$125,317	$267,197	$249,041
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	78,154	69,939	153,203	140,853
Selling, general and administrative expenses	22,003	23,175	45,538	48,440
Transaction costs	152	431	314	848
Shareholder transaction costs	2,523	1,498	3,392	2,507
Severance and related costs	389	708	1,023	2,424
Impairment charges	1,085	—	1,085	—
Depreciation expense	13,783	13,730	27,856	26,778
Amortization expense	3,274	2,494	6,549	4,937
Interest expense, net	8,937	8,872	17,637	16,367
Other income, net	(394)	(3,546)	(877)	(4,334)
Total costs and expenses	129,906	117,301	255,720	238,820
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	7,355	8,016	11,477	10,221
Income tax expense	2,379	2,221	2,376	1,275
Earnings from unconsolidated investees	(367)	(393)	(703)	(645)
Net income	5,343	6,188	9,804	9,591
Less: Net income attributable to noncontrolling interest	(5,654)	(3,729)	(10,729)	(8,322)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(311)	$2,459	$(925)	$1,269

Comprehensive (loss) income, net of taxes:
Net income	5,343	6,188	9,804	9,591
Unrealized (loss) gain on hedging transactions, net of taxes	(19)	84	(6)	46
Reclassification adjustment for losses realized and included in net income, net of taxes	10	—	29	—
Total comprehensive income, net of taxes	5,334	6,272	9,827	9,637
Comprehensive income attributable to noncontrolling interest	(5,654)	(3,729)	(10,729)	(8,322)
Comprehensive (loss) income attributable to Alliance HealthCare Services, Inc.	$(320)	$2,543	$(902)	$1,315

(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.03)	$0.23	$(0.08)	$0.12
Diluted	$(0.03)	$0.23	$(0.08)	$0.12
Weighted average number of shares of common stock and common stock equivalents:
Basic	10,989	10,882	10,981	10,771
Diluted	10,989	10,893	10,981	10,796

Alliance HealthCare Services	News Release
Page 6 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$22,653	$22,241
Accounts receivable, net of allowance for doubtful accounts	80,922	77,496
Prepaid expenses	8,823	9,568
Other current assets	4,456	3,853
Total current assets	116,854	113,158
Plant, property and equipment, net	205,058	204,814
Goodwill	120,773	119,130
Other intangible assets, net	193,060	198,977
Other assets	18,006	23,785
Total assets	$653,751	$659,864
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21,681	$28,185
Accrued compensation and related expenses	20,247	24,895
Accrued interest payable	3,316	3,308
Current portion of long-term debt	33,270	17,298
Current portion of obligations under capital leases	4,125	3,354
Other accrued liabilities	34,681	29,323
Total current liabilities	117,320	106,363
Long-term debt, net of current portion	490,668	515,407
Obligations under capital leases, net of current portion	13,941	12,686
Deferred income taxes	27,966	25,818
Other liabilities	12,800	9,093
Total liabilities	662,695	669,367

Stockholders’ deficit:
Common stock	110	110
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	61,963	61,353
Accumulated comprehensive income	33	10
Accumulated deficit	(198,825)	(197,900)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(139,857)	(139,565)
Noncontrolling interest	130,913	130,062
Total stockholders’ deficit	(8,944)	(9,503)
Total liabilities and stockholders’ deficit	$653,751	$659,864

Alliance HealthCare Services	News Release
Page 7 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net income	$9,804	$9,591
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,167	1,356
Share-based payment	684	1,780
Depreciation and amortization	34,405	31,715
Amortization of deferred financing costs	4,924	3,312
Accretion of discount on long-term debt	263	254
Adjustment of derivatives to fair value	(11)	(45)
Distributions from unconsolidated investees	523	752
Earnings from unconsolidated investees	(703)	(645)
Deferred income taxes	2,148	940
Gain on sale of assets, net	(664)	(169)
Impairment charges	1,085	—
Changes in fair value of contingent consideration related to acquisitions	150	(3,640)
Excess tax benefit from share-based payment arrangements	—	436
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(4,054)	(1,389)
Prepaid expenses	851	(119)
Other current assets	(227)	674
Other assets	68	4,240
Accounts payable	(4,583)	2,578
Accrued compensation and related expenses	(4,708)	2,820
Accrued interest payable	8	(70)
Income taxes payable	50	(36)
Other accrued liabilities	8,281	3,614
Net cash provided by operating activities	49,461	57,949
Investing activities:
Equipment purchases	(11,205)	(33,975)
Increase in deposits on equipment	(8,004)	(13,847)
Acquisitions, net of cash received	(2,022)	(6,659)
Proceeds from sale of assets	971	370
Net cash used in investing activities	(20,260)	(54,111)

Alliance HealthCare Services	News Release
Page 8 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2017	2016
Financing activities:
Principal payments on equipment debt and capital lease obligations	(8,141)	(8,035)
Proceeds from equipment debt	2,154	4,809
Principal payments on term loan facility	(2,600)	(2,600)
Principal payments on revolving loan facility	(20,000)	(24,000)
Proceeds from revolving loan facility	13,500	21,000
Principal payment on note payable	(2,954)	—
Payments of debt issuance costs and deferred financing costs	(288)	(25,059)
Distributions to noncontrolling interest in subsidiaries	(11,351)	(11,703)
Contributions from noncontrolling interest in subsidiaries	985	—
Payments for employee share-based compensation payroll taxes	(74)	—
Excess tax benefit from share-based payment arrangements	—	(436)
Issuance of common stock	—	1
Proceeds from exercise of stock options	—	614
Settlement of contingent consideration related to acquisitions	(20)	(810)
Proceeds from shareholder transaction	—	28,630
Net cash used in financing activities	(28,789)	(17,589)
Net increase (decrease) in cash and cash equivalents	412	(13,751)
Cash and cash equivalents, beginning of period	22,241	38,070
Cash and cash equivalents, end of period	$22,653	$24,319
Supplemental disclosure of cash flow information:
Interest paid	$12,561	$12,957
Income taxes paid (refunded), net	47	(92)
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations related to the purchase of equipment	3,442	1,499
Changes in equipment purchases in accounts payable and accrued equipment	(1,446)	352
Note payable assumed in connection with acquisition	2,954	—
Noncontrolling interest assumed in connection with acquisitions	488	2,948
Fair value of contingent consideration related to acquisitions	—	420

Alliance HealthCare Services	News Release
Page 9 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

NON-GAAP MEASURES

Total Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”).

Total Adjusted EBITDA, as defined by the Company’s management, is consistent with the definition in the Company’s Credit Agreement and represents net (loss) income before: income tax expense; interest expense, net; depreciation expense; amortization expense; share-based payment; severance and related costs; net income attributable to noncontrolling interest; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; legal matters (income) expense, net; changes in fair value of contingent consideration related to acquisitions; and other non-cash (benefits) charges, net, which include non-cash gain on sale of assets, net. The components used to reconcile net (loss) income to Total Adjusted EBITDA are consistent with Company’s historical presentation of Total Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net (loss) income, on a diluted basis, before: severance and related costs; restructuring charges; transaction costs; shareholder transaction costs; impairment charges; deferred financing costs in connection with shareholder transaction; legal matters (income) expenses, net; changes in fair value of contingent consideration related to acquisitions; other non-cash benefits, net; and differences in the GAAP income tax rate compared to the Company’s historical income tax rate. The components used to reconcile net (loss) income per share to Adjusted Net Income Per Share are consistent with Company’s historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how its radiology, oncology and interventional businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its radiology, oncology and interventional businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Alliance HealthCare Services	News Release
Page 10 of 13	August 3, 2017

The calculation of Total Adjusted EBITDA is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2017	2016	2017	2016	2017
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(311)	$2,459	$(925)	$1,269	$(1,701)
Income tax expense	2,379	2,221	2,376	1,275	3,953
Interest expense, net	8,937	8,872	17,637	16,367	35,776
Depreciation expense	13,783	13,730	27,856	26,778	56,050
Amortization expense	3,274	2,494	6,549	4,937	12,173
Share-based payment (included in “Selling, general and administrative expenses”)	303	379	684	2,243	1,617
Severance and related costs	389	708	1,023	2,424	2,509
Net income attributable to noncontrolling interest	5,654	3,729	10,729	8,322	19,392
Restructuring charges	542	1,120	757	1,351	1,041
Transaction costs	152	431	314	848	1,352
Shareholder transaction costs	2,523	1,498	3,392	2,507	5,104
Impairment charges	1,085	—	1,085	—	1,717
Legal matters (income) expense, net (included in “Selling, general and administrative expenses”)	(500)	39	(500)	194	(588)
Changes in fair value of contingent consideration related to acquisitions (included in “Other income, net”)	150	(3,040)	150	(3,640)	(1,000)
Other non-cash (benefits) charges, net (included in “Other income, net”)	(149)	(198)	(158)	(61)	228
Total Adjusted EBITDA	$38,211	$34,442	$70,969	$64,814	$137,623

Adjusted EBITDA by segment is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Adjusted EBITDA:
Radiology	$30,484	$28,802	$59,689	$55,246
Oncology	15,332	12,559	29,140	24,717
Interventional	2,653	1,787	3,708	3,042
Corporate / Other	(10,258)	(8,706)	(21,568)	(18,191)
Total	$38,211	$34,442	$70,969	$64,814

The leverage ratio calculations as of June 30, 2017 are shown below:

(dollars in thousands)	Consolidated
Total debt	$561,869
Less: Cash and cash equivalents	(22,653)
Net debt	$539,216
Last 12 months’ Adjusted EBITDA	137,623
Pro-forma acquisitions in the last 12 month period(1)	4,608
Last 12 months’ Consolidated Adjusted EBITDA	$142,231
Total leverage ratio	3.95	x
Net leverage ratio	3.79	x
(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months, pursuant to the terms of the Credit Agreement.

Alliance HealthCare Services	News Release
Page 11 of 13	August 3, 2017

The reconciliation of (loss) income per diluted share – GAAP to Adjusted Net income Per Share – non-GAAP is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(Loss) income per diluted share – GAAP	$(0.03)	$0.23	$(0.08)	$0.12
Reconciling charges (benefits) to arrive at Adjusted Net Income Per Share – non-GAAP:
Severance and related costs, net of taxes	0.02	0.04	0.05	0.13
Restructuring charges, net of taxes	0.03	0.06	0.04	0.07
Transaction costs, net of taxes	0.01	0.02	0.02	0.05
Shareholder transaction costs, net of taxes	0.13	0.08	0.18	0.13
Impairment charges, net of taxes	0.06	—	0.06	—
Deferred financing costs in connection with shareholder transaction, net of taxes	0.10	0.10	0.20	0.10
Legal matters (income) expense, net, net of taxes	(0.03)	—	(0.03)	0.01
Changes in fair value of contingent consideration related to acquisitions, net of taxes	0.01	(0.16)	0.01	(0.19)
Other non-cash benefits, net, net of taxes	(0.01)	(0.01)	(0.01)	(0.02)
GAAP income tax rate compared to the Company's historical income tax rate	0.14	0.01	0.16	0.02
Total reconciling charges	0.46	0.14	0.68	0.30
Adjusted Net Income Per Share – non-GAAP	$0.43	$0.37	$0.60	$0.42

The reconciliation from net income to Total Adjusted EBITDA for the 2017 guidance range is shown below (in millions):

	2017 Full Year
	Guidance Range
Net income	$1	$2
Income tax benefit	—	(2)
Interest expense, net; depreciation expense; amortization expense; share-based payment and other expenses; net income attributable to noncontrolling interest	134	140
Total Adjusted EBITDA	$135	$140

Alliance HealthCare Services	News Release
Page 12 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Three Months Ended June 30,
	2017	2016
MRI:
Average number of total systems	280.9	274.5
Average number of scan-based systems	214.9	216.5
Scans per system per day (scan-based systems)	9.36	9.36
Total number of scan-based MRI scans	135,014	136,251
Revenue per scan	$312.53	$307.39
Scan-based MRI revenue (in thousands)	$42,196	$41,883
Non-scan based MRI revenue (in thousands)	$8,272	$6,872
Total MRI revenue (in thousands)	$50,468	$48,755
PET/CT:
Average number of total systems	115.1	120.5
Average number of scan-based systems	109.1	110.7
Scans per system per day	5.67	5.51
Total number of PET/CT scans	35,957	34,863
Revenue per scan	$865.82	$885.34
Scan-based PET/CT revenue (in thousands)	$31,133	$30,866
Non-scan-based PET/CT revenue (in thousands)	$898	$1,233
Total PET/CT revenue (in thousands)	$32,031	$32,099
Oncology:
Linac treatments	33,812	22,421
Stereotactic radiosurgery patients	806	900
Total Oncology revenue (in thousands)	$33,948	$25,829
Interventional:
Visits	55,788	57,825
Total Interventional revenue (in thousands)	$13,830	$11,398
Revenue breakdown (in thousands):
MRI revenue	$50,468	$48,755
PET/CT revenue	32,031	32,099
Other radiology revenue	6,616	6,692
Radiology revenue	89,115	87,546
Oncology revenue	33,948	25,829
Interventional revenue	13,830	11,398
Corporate / Other	368	544
Total revenues	$137,261	$125,317

Alliance HealthCare Services	News Release
Page 13 of 13	August 3, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

RADIOLOGY AND ONCOLOGY DIVISION SAME-STORE VOLUME

The Company utilizes same-store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (“Linac”) treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same-store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan, treatment or case volume totals is only those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year quarter. Alliance measures each of its major radiology and oncology modalities (MRI, PET/CT, Linac and SRS) separately.

The Radiology Division same-store volume growth (decline) for the last four calendar quarters ended June 30, 2017 is as follows:

	Same-Store Volume
	MRI	PET/CT
2017
Second quarter	(0.3)%	6.6%
First quarter	(0.7)%	5.8%
2016
Fourth quarter	(1.2)%	5.8%
Third quarter	1.1%	5.3%

The Oncology Division same-store volume growth (decline) for the last four calendar quarters ended June 30, 2017 is as follows:

	Same-Store Volume
	Linac	SRS
2017
Second quarter	6.8%	(3.6)%
First quarter	(7.6)%	(11.8)%
2016
Fourth quarter	1.5%	(2.5)%
Third quarter	5.7%	(4.6)%